Exhibit 99.1

Press Release

Contact:	Matthew M. Partridge

Senior Vice President, Chief Financial Officer, and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR
IMMEDIATE	Cto realty growth announces
RELEASE	Chief financial officer transition

WINTER PARK, FL, February 28, 2024 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) announced today that its Senior Vice President, Chief Financial Officer and Treasurer, Matthew M. Partridge, has resigned from the Company, effective as of April 1, 2024 (the “Effective Date”), to pursue another opportunity with a new venture not in the REIT industry. Following the Effective Date, Mr. Partridge intends to provide further assistance with certain needs of the Company during the Company’s first quarter reporting period in order to ensure a successful transition. The Company has begun its search for a new Chief Financial Officer.

“Both personally and on behalf of the board of directors, I want to wish Matt great success in his new endeavor,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth, Inc. “Matt has been an important part of the Company’s evolution during his three and a half years, helping to shape the Company’s balance sheet, financial reporting, and asset management strategies. He has developed a strong finance and accounting team, now led by Lisa Vorakoun, our Vice President and Chief Accounting Officer who has been with CTO for over 11 years, to provide stability and to support the long-term growth of the Company.”

Mr. Partridge said, “I am proud of all that we have accomplished during my time with the Company, and I can’t thank them enough for the opportunity they’ve provided me. CTO has an incredibly talented team and I’m grateful to have worked alongside each of them to help the Company achieve its strategic and financial goals.”

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, distress in the banking sector, global supply chain disruptions, and ongoing geopolitical war; credit risk associated with the Company investing in structured investments; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.